Exhibit 99.1

September 29, 2021

Helmerich & Payne, Inc. Announces Completion of Senior
Notes Offering

TULSA, Okla., September 29, 2021 -- Helmerich & Payne, Inc. (NYSE:HP) (“H&P” or the “Company”) announced today that it has successfully completed its previously announced private offering (the “Offering”) of $550 million aggregate principal amount of 2.900% senior notes due 2031 (the “Notes”).

President and CEO John Lindsay commented, “This offering exemplifies our ability to plan for the long term and to strategically eliminate certain potential risks we may encounter in the future. We are taking advantage of the Company’s robust financial profile and the historically low interest rate environment to significantly extend our debt maturity at a lower rate. Due to our strong balance sheet, we are able to capitalize on the current market opportunity to lock in low cost capital that will allow us to continue to grow our domestic market share through expansion of new commercial models and digital technology solutions. Concurrently, we will continue our efforts to expand our international business while using our core competencies and resources to develop additional capabilities and opportunities.”

The Company intends to use the net proceeds from the Offering, plus cash on hand, to redeem and retire all of the Company’s outstanding 4.65% Senior Notes due 2025 (the “2025 Notes”). As of the date of this press release, $487.1 million aggregate principal amount of the 2025 Notes are outstanding.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering is being made solely pursuant to a private offering circular and only to such persons and in such jurisdictions as are permitted under applicable law.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the intended use of proceeds or other aspects of the Offering and the Notes, and the redemption of the 2025 Notes, are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s filings with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

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IR Contact:

Dave Wilson, Vice President of Investor Relations

918-588-5190

investor.relations@hpinc.com